Exhibit 10.7B
AMENDMENT NO.1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Amended and Restated Employment Agreement is made as of this _26th_ day of December, 2006 (this “Amendment”), between AVALON PHARMACEUTICALS, INC., a Delaware corporation (“Company”) and THOMAS G. DAVID (“Executive”).
     Company and Executive are each sometimes referred to as a “Party,” and are sometimes referred to together as the “Parties.”
Background:
     The Parties entered into an Amended and Restated Employment Agreement on April 21, 2005 (the “Employment Agreement”).
     In consideration of Executive’s continued employment with Company, the Parties want to amend the Employment Agreement on the terms and conditions set forth in this Amendment.
     Now, therefore, in consideration of the foregoing, the Parties agree as follows:
     1. Capitalized terms used in this Amendment without definition, shall have the meanings give those terms in the Employment Agreement.
     2. The first paragraph under the caption “Termination” of the Employment Agreement is amended to read in its entirety as follows:
“Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan. In the event you are terminated by the Company without “Cause” (as hereinafter defined), or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), the Company shall (i) immediately vest one half (1/2) of any options or shares granted to you under the Company’s stock option plans that have not vested as of the date of your termination; (ii) pay you a lump sum severance payment equal to one year of your base salary as in effect at the time of termination; (iii) provide you with outplacement services; (iv) provide and pay the Company’s portion of your life insurance for a period of one year following such termination; (v) at the discretion of the Compensation Committee as may be approved by the Board, pay you a bonus payable, in the discretion of the Committee, either in bi-weekly installments commencing in the month following the end of the calendar year of the year of your termination, or in a lump sum, based upon the bonus it might have paid to you, if any, at the conclusion of the calendar year of your termination, prorated to the date of your termination, and adjusted to reflect whether goals set by the CEO and the Board of Directors were satisfied; and (vi) reimburse you for premiums you pay for health care insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for the same level of coverage that you maintain at the time of your termination, for a period up to one year following termination, provided you elect COBRA coverage. The Company’s reimbursement obligation will end immediately if you become eligible to obtain health care insurance from any other employer during the payment period. You shall not be required to mitigate damages by seeking employment elsewhere. If you are terminated with Cause, the Company shall pay you only your current base salary earned through the termination date, plus accrued vacation, if any, to which you are entitled as provided in accordance with the terms and conditions of such benefit plan.”
     3. Except as set forth in this Amendment, the terms and conditions of the Employment Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the Parties have executed this Amendment to Amended and Restated Employment Agreement as of the date first set forth above.

AVALON PHARMACEUTICALS, INC.
By:	/s/ Kenneth C. Carter
Name:
Title:	CEO and President

EXECUTIVE:
/s/ Thomas G. David
Thomas G. David

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